Exhibit 99

January 2011

Dear Shareholder:

I am pleased to report that, based upon our preliminary calculations; our earnings for the fourth quarter 2010 were $.09 per share. While these calculations would mean that, for the year, we would show a loss of $.12 per share, the fourth quarter was a nice improvement.

The amount required for the Reserve for Loan Losses continues to have the greatest impact on our results. In the correspondence sent over the last year, we indicated that lingering economic conditions could create a need to add more to the reserve in 2010 than in 2009 — which was the case. For the year 2010 we placed $17,940,000 into the Reserve for Loan Losses from earnings. This compares to $13,323,000 in 2009. At the end of 2010, the balance in the Reserve for Loan Losses was $21,768,000.

We cannot predict the future, but we are beginning to see indications of stabilization. First, the total of delinquent loans and loans on non-accrual were 4.27% of our loan portfolio on December 31, 2010 compared to 4.63% at the end of the prior year. The last available information indicates that on September 30, 2010, the percentage was 4.93% for our peers. Second, the employment rate in most of our markets, while historically high, appears to have stabilized and, in some cases, decreased slightly. Finally, we are also seeing that a number of our business customers have experienced a nice resurgence in their sales. Continuation of these trends into 2011 will be positive for everyone.

We are hopeful about the trends, but we expect that the economic problems will have lingering effects. With Ohio unemployment remaining over 9%, we will continue to have some mortgage customers who reach the point that they cannot make their payments. There will be some business customers who have survived the last three years but, unless there is a marked improvement in their business, cannot continue. Also, we still see weaknesses in collateral values – especially real estate. Weak collateral values have an impact because, when there is risk to repayment of a loan, we must set aside a reserve for our potential loss based upon low values for our collateral. As you have seen over the past few years, the amount put into the reserves reduces our earnings.

We continue to believe that, in many cases, it is more prudent and less expensive for the company and our communities to work through a customer’s loan issues rather than cut and run. Unfortunately, in some cases the customer is not viable, and the only alternative is to take a loss on the loan and move on. Although we have dedicated a great deal of time and resources to the continual review and evaluation of our loan portfolio so that we identify the loans with issues, the future is difficult to predict. Only time will provide the final answer.

As we move into January 2011, we find that new business opportunities are limited because loan demand is soft. The mortgage business is weak in our markets. While many commercial businesses are recovering nicely, they are building their cash balances and are cautious about taking on more debt. Holding cash and the paying down or avoiding debt may be a prudent philosophy, but it dampens our lending opportunities in the short run. Still, this too will turn around as we see positive trends in the economy.

Two issues that we know are forefront in your minds are the stock price and the dividend. We believe that re-establishing consistent earnings will address these issues. We expect that the market would recognize the return of consistent earnings and reflect them in our stock price. The return of consistent earnings will also provide the flexibility to consider a dividend. This too should have a positive impact on our price. The road to sustained profitability may not be a straight one, but the trends over the next few calendar quarters should show whether we have turned the corner and will begin to enjoy the return of consistent earnings.

Our annual report will be mailed Mid-March. In addition to the required financial information we will provide an overview of our performance, the issues we face, and what we see in the future.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.